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                                                                       EXHIBIT O

LISTING OF GENCORP INC. SUBSIDIARIES(1)

                                                                 STATE OR        PERCENTAGE
                                                              JURISDICTION OF    OF VOTING
                                                               INCORPORATION     OWNERSHIP
                                                              ---------------    ----------
Aerojet-General Corporation(2)..............................  Ohio                  100.
Aerojet Fine Chemicals LLC..................................  Delaware              100.
Aerojet Ordnance Tennessee, Inc. ...........................  Tennessee             100.
Chemical Construction Corporation...........................  Delaware              100.
Genco Insurance Limited.....................................  Bermuda               100.
GenCorp Canada Inc. ........................................  Canada                100.
GenCorp Export Corporation..................................  Virgin Islands        100.
GenCorp Investment Management, Inc. ........................  Ohio                  100.
GenCorp Overseas Inc. ......................................  Ohio                  100.
General Applied Science Laboratories, Inc. .................  New York              100.
HENNIGES Elastomer- und Kuntstofftechnik GmbH & Co. KG......  Germany               100.
Penn International Inc. ....................................  Ohio                  100.
Penn Nominal Holdings Inc. .................................  Ohio                  100.
RKO General, Inc. ..........................................  Delaware              100.

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(1) GenCorp Inc. conducts business using the names GenCorp and GenCorp
    Automotive.

(2) Aerojet-General Corporation conducts business using the names Aerojet ASRM Division, Aerojet Electronics Division and Aerojet Propulsion Division.